NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2023 Results
Strong fourth quarter performances at Rochester and Wharf drove a 35% increase in quarterly revenue
Full-year 2024 guidance highlights significant expected production growth

Chicago, Illinois - February 21, 2024 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported fourth quarter 2023 financial results, including revenue of $262 million and cash flow from operating activities of $65 million. The Company reported GAAP net loss from continuing operations of $26 million, or $0.07 per share. On an adjusted basis1, Coeur reported EBITDA of $64 million, cash flow from operating activities before changes in working capital of $45 million and net loss from continuing operations of $6 million, or $0.02 per share.
For the full year, Coeur reported revenue of $821 million, cash flow from operating activities of $67 million and GAAP net loss from continuing operations of $104 million, or $0.30 per share. On an adjusted basis1, the Company reported EBITDA of $142 million, cash flow from operating activities prior to changes in working capital of $59 million and net loss from continuing operations of $78 million, or $0.23 per share.

Key Highlights
•Strong fourth quarter drove significant increases in revenue and adjusted EBITDA – Production increases at Rochester and strong finishes at Kensington and Wharf drove a 35% increase in revenue and a more-than doubling of adjusted EBITDA quarter-over-quarter
•Full-year 2023 gold and silver production guidance achieved – Gold and silver production increased 29% and 34% quarter-over-quarter, respectively, to 101,609 ounces and 3.1 million ounces. Full-year gold and silver production totaled 317,671 ounces and 10.3 million ounces, respectively, within the Company’s consolidated production guidance ranges
•Rochester expansion ramp-up progressing – Commissioning of Rochester’s new crushing circuit is progressing, with completion of ramp-up activities anticipated during the first half of 2024. Full-year 2024 silver and gold production guidance reflects strong anticipated year-over-year growth while second half cost guidance highlights sharp expected declines compared to recent years. Once operating at full capacity, throughput levels are expected to average 32 million tons per year, approximately 2.5 times higher than historical levels
•Wharf delivers all-time record annual free cash flow1 – The Wharf gold mine in South Dakota ended the fourth quarter with operating cash flow of $29 million and free cash flow1 of approximately $27 million. For the full year, operating cash flow totaled $84 million and free cash flow1 reached an all-time record $82 million. Since acquiring Wharf in February 2015, Coeur has generated cumulative free cash flow1 of more than four times its original $99.5 million investment while mine life has remained strong at six years compared to the estimated five-year mine life at the time of acquisition
•Silvertip drills one of its highest grade intercepts ever – Results have been received for almost half of 2023 drilling in the Southern Silver Zone at the high-grade Silvertip polymetallic exploration project in northern British Columbia, including the highest-grade intercept ever drilled at the Southern Silver Zone in this rapidly growing near area

“The Company finished 2023 on a high note, highlighted by a significant step-up in production levels at the newly expanded Rochester mine in Nevada and a record cash flow year at the Wharf mine in South Dakota,” said Mitchell J. Krebs, President and Chief Executive Officer. “Kensington also delivered a solid fourth quarter to complete a strong second half.

“Ramp-up and commissioning activities at Rochester are progressing toward completion in the first half of 2024, setting the stage for strong near-term production growth, lower costs, and sharp increases in cash flow. Rochester is expected to become the anchor of our base of North American silver and gold assets and is the key driver to strong expected increases in our overall silver and gold production levels this year.

“While we remain focused on our ramp-up and optimization efforts at Rochester, we continue to advance several key initiatives at our other operations. At Kensington in Alaska, 2024 represents the last full year of elevated levels of development and drilling investment under our current multi-year plan that we expect will significantly extend its mine life and return the operation to being a generator of positive free cash flow for the Company. At Palmarejo in Mexico, expected completion of the transaction with Fresnillo will usher in a revitalized development phase focused on targeting resources to the north and east of existing operations. Finally, Silvertip’s ambitious and highly successful exploration program will continue in British Columbia, benefiting from a full year of drilling and geologic modeling aimed at further increasing the scale and our knowledge of this high-grade polymetallic carbon replacement deposit.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Gold Sales	$575.7	$187.7	$139.5	$121.4	$127.1	$572.9	$157.6
Silver Sales	$245.5	$74.3	$55.1	$55.9	$60.2	$212.8	$52.5
Consolidated Revenue	$821.2	$262.1	$194.6	$177.2	$187.3	$785.6	$210.1
Costs Applicable to Sales[2]	$632.9	$192.3	$147.9	$139.6	$153.1	$606.5	$159.3
General and Administrative Expenses	$41.6	$10.2	$9.5	$9.8	$12.1	$39.5	$10.2
Net Income (Loss)	$(103.6)	$(25.5)	$(21.1)	$(32.4)	$(24.6)	$(78.1)	$49.0
Net Income (Loss) Per Share	$(0.30)	$(0.07)	$(0.06)	$(0.10)	$(0.08)	$(0.28)	$0.17
Adjusted Net Income (Loss)[1]	$(78.0)	$(6.2)	$(18.6)	$(20.2)	$(33.1)	$(89.1)	$(17.5)
Adjusted Net Income (Loss)[1] Per Share	$(0.23)	$(0.02)	$(0.05)	$(0.06)	$(0.11)	$(0.32)	$(0.06)
Weighted Average Shares Outstanding	343.1	380.5	356.7	333.1	301.0	275.2	284.5
EBITDA[1]	$60.5	$25.0	$15.3	$4.0	$16.2	$72.0	$84.9
Adjusted EBITDA[1]	$142.3	$64.3	$30.6	$22.2	$25.1	$139.0	$35.9
Cash Flow from Operating Activities	$67.3	$65.3	$(2.4)	$39.4	$(35.0)	$25.6	$28.5
Capital Expenditures	$364.6	$92.7	$112.3	$85.6	$74.0	$352.4	$113.1
Free Cash Flow[1]	$(297.3)	$(27.4)	$(114.7)	$(46.2)	$(109.0)	$(326.7)	$(84.5)
Cash, Equivalents & Short-Term Investments	$61.6	$61.6	$53.2	$56.8	$67.0	$61.5	$61.5
Total Debt[3]	$545.3	$545.3	$512.2	$469.4	$494.1	$515.9	$515.9
Average Realized Price Per Ounce – Gold	$1,825	$1,886	$1,788	$1,809	$1,794	$1,736	$1,787
Average Realized Price Per Ounce – Silver	$24.21	$24.79	$24.88	$23.91	$23.25	$21.77	$21.14
Gold Ounces Produced	317,671	101,609	78,617	68,406	69,039	330,346	87,727
Silver Ounces Produced	10.3	$3.1	2.3	2.4	2.5	9.8	2.4
Gold Ounces Sold	315,511	99,540	78,015	67,090	70,866	329,968	88,189
Silver Ounces Sold	10.1	$3.0	2.2	2.3	2.6	9.8	2.5
Adjusted CAS per AuOz[1]	$1,355	$1,225	$1,273	$1,464	$1,381	$1,300	$1,270
Adjusted CAS per AgOz[1]	$18.10	$17.03	$17.85	$16.77	$15.83	$17.00	$15.57

Financial Results
Fourth quarter 2023 revenue totaled $262 million compared to $195 million in the prior period and $210 million in the fourth quarter of 2022. The Company produced 101,609 and 3.1 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 99,540 ounces of gold and 3.0 million ounces of silver. Average realized gold and silver prices for the quarter were $1,886 and $24.79 per ounce, respectively, compared to $1,788 and $24.88 per ounce in the prior period and $1,787 and $21.14 per ounce in the fourth quarter of 2022.
Coeur generated $821 million in revenue during 2023, compared to $786 million in 2022. Full-year gold and silver production totaled 317,671 and 10.3 million ounces, respectively, compared to 330,346 ounces of gold and 9.8 million ounces of silver in 2022. Metal sales in 2023 included 315,511 and 10.1 million ounces of gold and silver, respectively. Average realized gold and silver prices for the year were $1,825 and $24.21 per ounce, respectively, compared to $1,736 and $21.77 per ounce in 2022.
Gold and silver sales represented 72% and 28% of quarterly revenue, respectively. For the full year, gold and silver sales accounted for 70% and 30% of revenue, respectively. The Company’s U.S. operations accounted for approximately 65% and 62% in the fourth quarter and full-year revenue, respectively.

Costs applicable to sales2 during the quarter and for the full year increased 30% and 4%, respectively, to $192 million and $633 million. Higher costs during the quarter and the year compared to prior periods were due primarily to higher gold and silver production levels as well as from higher consumable costs driven by overall inflationary pressures. General and administrative expenses remained consistent quarter-over-quarter and year-over-year at $10 million.
Coeur invested approximately $14 million ($11 million expensed and $3 million capitalized) in exploration during the quarter, compared to roughly $16 million ($12 million expensed and $3 million capitalized) in the prior period. For the full year, the Company invested approximately $41 million ($31 million expensed and $10 million capitalized) compared to roughly $48 million ($27 million expensed and $22 million capitalized) in 2022. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $10 million and $37 million during the fourth quarter and for the full year, respectively. Cash income and mining taxes paid during the period totaled approximately $8 million, bringing the full-year total to $35 million. Cash taxes paid in 2023 primarily reflect income and mining tax payments in Mexico. Coeur expects to pay approximately $8 - $10 million in cash taxes during the first quarter of 2024 primarily as a result of its annual tax filings in Mexico. As of December 31, 2023, Companywide U.S. net operating loss carryforwards totaled approximately $623 million.
Quarterly operating cash flow totaled $65 million compared to $(2) million in the prior period, mainly driven by higher metal sales, increased profitability at Wharf, timing of prepayments and the semi-annual interest payments on the Company’s 2029 5.125% Senior Notes. For the full year, operating cash flow more than doubled to $67 million mainly driven by strong fourth quarter operational performance.
Capital expenditures decreased 17% quarter-over-quarter to $93 million, bringing the full-year total to $365 million and below Coeur’s 2023 guidance range of $378 - $432 million due to timing of remaining payments related to the Rochester expansion. Expenditures related to the Rochester expansion totaled $52 million and $230 million during the fourth quarter and full year, respectively, compared to $76 million in the third quarter and $229 million in 2022. Sustaining and development capital expenditures accounted for approximately $38 million and $55 million, or 41% and 59%, respectively, of Coeur’s total capital investment during the quarter.

Balance Sheet and Liquidity Update
Coeur ended the quarter with total liquidity of approximately $247 million, including $62 million of cash and $185 million of available capacity under its $390 million revolving credit facility (“RCF”)4. Total debt increased to $545 million at the end of the fourth quarter compared to $512 million at the end of the third quarter and $516 million at year-end 2022.
On February 21, 2024, the Company completed a new agreement to extend and enhance its RCF. Details include:
•Maturity of February 2027
•Increased aggregate borrowing capacity from $390 million to $400 million
•Option to increase aggregate borrowing capacity by an additional $100 million
•Seven banks comprise the syndicate, including new additions National Bank of Canada and Fédération des Caisses Desjardins du Québec

During the fourth quarter, Coeur satisfied $45 million associated with prepay agreements at Kensington, Rochester and Wharf. Additionally, the Company exercised options under amended agreements to receive an additional $25 million prepayment at Kensington, an approximately $18 million prepayment for deliveries of gold and silver doré from Rochester, and a roughly $13 million prepayment for deliveries of gold concentrate from Wharf.

Hedging Update
During the fourth quarter, the Company added to its hedge position by executing additional hedges on approximately 95,000 ounces of its expected 2024 gold production at an average price of roughly $2,076 per ounce and approximately 3.1 million ounces of its expected 2024 silver production at an average price of roughly $25.16 per ounce. An overview of the hedges in place is outlined below.

	1Q 2024	2Q 2024
Gold Ounces Hedged	45,000	49,950
Avg. Forward Price ($/oz)	$2,050	$2,100
Silver Ounces Hedged	1,299,999	1,800,000
Avg. Forward Price ($/oz)	$24.00	$26.00

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. Decreases in the market price of gold and silver can affect the value of metal inventory, stockpiles and leach pads, and it may be necessary to record a write-down to the net realizable value, as well as impact carrying value of long-lived assets. At the end of the fourth quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value, which resulted in a lower of cost or market (“LCM”) adjustment of $20 million (approximately $17 million in costs applicable to sales2 and $3 million of amortization).

Operations
Fourth quarter and full-year 2023 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Tons milled	2,008,459	500,509	501,722	472,622	533,606	2,197,808	554,247
Average gold grade (oz/t)	0.050	0.060	0.055	0.056	0.052	0.053	0.051
Average silver grade (oz/t)	3.97	4.08	3.67	4.10	4.02	3.63	3.16
Average recovery rate – Au	91.1%	89.4%	97.6%	87.4%	90.1%	92.1%	92.4%
Average recovery rate – Ag	82.7%	79.4%	86.9%	83.5%	81.7%	84.2%	85.0%
Gold ounces produced	100,605	25,401	26,870	23,216	25,118	106,782	25,935
Silver ounces produced (000’s)	6,592	1,622	1,601	1,617	1,752	6,709	1,489
Gold ounces sold	99,043	24,848	26,018	22,207	25,970	107,157	25,252
Silver ounces sold (000’s)	6,534	1,644	1,534	1,561	1,795	6,695	1,490
Average realized price per gold ounce	$1,565	$1,615	$1,499	$1,589	$1,564	$1,471	$1,509
Average realized price per silver ounce	$24.21	$24.78	$24.96	$23.98	$23.23	$21.78	$21.10
Metal sales	$313.2	$80.9	$77.3	$72.7	$82.3	$303.4	$69.5
Costs applicable to sales[2]	$194.3	$50.3	$48.1	$46.6	$49.3	$182.6	$47.1
Adjusted CAS per AuOz[1]	$957	$1,010	$917	$1,023	$926	$883	$1,027
Adjusted CAS per AgOz[1]	$15.09	$15.26	$15.56	$15.16	$13.94	$13.05	$14.23
Exploration expense	$7.8	$2.7	$2.2	$1.6	$1.3	$6.6	$1.5
Cash flow from operating activities	$76.8	$24.1	$22.6	$18.6	$11.5	$88.4	$18.9
Sustaining capital expenditures (excludes capital lease payments)	$34.6	$6.9	$8.4	$10.7	$8.6	$42.6	$8.1
Development capital expenditures	$7.2	$2.0	$2.4	$1.2	$1.6	$—	$—
Total capital expenditures	$41.8	$8.9	$10.8	$11.9	$10.2	$42.6	$8.1
Free cash flow[1]	$35.0	$15.2	$11.8	$6.7	$1.3	$45.8	$10.8
Operational
•Fourth quarter gold and silver production totaled 25,401 and 1.6 million ounces, respectively, compared to 26,870 and 1.6 million ounces in the prior period and 25,935 and 1.5 million ounces in the fourth quarter of 2022. For the full year, gold and silver production totaled 100,605 and 6.6 million ounces, respectively, and were within 2023 guidance ranges of 100,000 - 112,500 ounces of gold and 6.5 - 7.5 million ounces of silver
•Production during the quarter benefited from higher average grades, offset by lower average gold and silver recoveries
Financial
•Adjusted CAS1 for gold and silver on a co-product basis increased 10% and decreased 2% quarter-over-quarter to $1,010 and $15.26 per ounce, respectively, driven by lower gold sales, higher silver sales and a stronger Mexican Peso
•For the full year, adjusted CAS1 for gold and silver totaled $957 and $15.09 per ounce, respectively, compared to $883 and $13.05 per ounce in the prior period. Both cost metrics finished the year within their 2023 guidance ranges of $900 - $1,050 and $14.25 - $15.25 per ounces of gold and silver, respectively
•Capital expenditures decreased 18% quarter-over-quarter to $9 million, reflecting completion of the open pit tailings backfill project. For the full year, capital expenditures decreased 2% to $42 million
•Free cash flow1 in the fourth quarter and full year totaled $15 million and $35 million, respectively, compared to $12 million and $46 million in the prior periods

Exploration
•Exploration investment for the fourth quarter increased by 23% to approximately $3 million (substantially all expensed), while full-year exploration investment decreased 30% year-over-year to roughly $8 million (substantially all expensed)
•Drilling during the quarter remained focused on the Hidalgo corridor, the Zapata - Guadalupe corridor and the Las Animas target with up to five rigs active during the period
•At Hidalgo, drilling included systematic step-outs along strike on the San Jaun, Libertad and Hidalgo veins along with larger steps to the northwest on the Morelos and sub-parallel La Finca structures. Geology intersected indicates that the Hidalgo corridor potentially continues to the northwest over an additional 570 meters and includes the Morelos and La Finca veins
•At the Zapata - Guadalupe target, drilling during the quarter intersected deformation, alteration and veining on both structures. The main goal of this program is to test for a higher shoot where these structures intersect. Drilling for this purpose is expected to continue in early 2024
•At Las Animas, drilling during the quarter aimed at extending the zone down dip with good vein structures intersected. Results are pending but the geology visually indicates continuation of the zone
•Mapping and sampling are continuing to the east of the current operation and outside of the gold stream area of interest. New veins were identified during the quarter, which the Company plans to follow up on in 2024. Coeur expects at least four drill rigs to be active at Palmarejo in the first quarter and through the remainder of the year
Other
•Approximately 32% and 35% of Palmarejo’s gold sales in the fourth quarter and full year, respectively, were sold under its gold stream agreement at a price of $800 per ounce, totaling 8,047 ounces in the fourth quarter and 34,455 ounces for the full year. The Company anticipates approximately 30% - 40% of Palmarejo’s gold sales for 2024 will be sold under the gold stream agreement
Guidance
•Full-year 2024 production is expected to be 95,000 - 103,000 ounces of gold and 5.9 - 6.7 million ounces of silver, relatively flat compared to 2023 production
•CAS1 in 2024 are expected to be $1,075 - $1,275 per gold ounce and $16.50 - $17.50 per silver ounce
•Capital expenditures are expected to be $32 - $42 million, consisting primarily of sustaining capital and underground development

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Ore tons placed	11,388,657	2,754,058	3,487,173	2,690,840	2,456,586	14,919,803	2,754,118
Average silver grade (oz/t)	0.45	0.44	0.50	0.42	0.45	0.41	0.68
Average gold grade (oz/t)	0.003	0.003	0.003	0.003	0.003	0.003	0.003
Silver ounces produced (000’s)	3,392	1,340	608	683	761	3,062	973
Gold ounces produced	38,775	19,847	4,459	6,314	8,155	34,735	11,589
Silver ounces sold (000’s)	3,340	1,269	606	695	770	3,029	975
Gold ounces sold	38,449	19,175	4,432	6,493	8,349	34,370	11,646
Average realized price per silver ounce	$24.09	$24.59	$24.63	$23.70	$23.19	$21.53	$21.10
Average realized price per gold ounce	$1,965	$1,991	$1,967	$1,946	$1,922	$1,875	$1,893
Metal sales	$156.0	$69.4	$23.6	$29.1	$33.9	$129.7	$42.6
Costs applicable to sales[2]	$171.3	$71.8	$30.5	$26.1	$42.9	$165.2	$44.1
Adjusted CAS per AgOz[1]	$23.97	$19.33	$23.64	$20.39	$20.24	$25.74	$17.60
Adjusted CAS per AuOz[1]	$1,922	$1,564	$1,899	$1,646	$1,655	$2,268	$1,596
Prepayment, working capital cash flow	$17.5	$—	$7.5	$10.0	$—	$—	$—
Exploration expense	$1.2	$0.2	$0.3	$0.3	$0.4	$4.6	$0.6
Cash flow from operating activities	$(23.0)	$11.6	$(17.3)	$(3.8)	$(13.5)	$(48.0)	$(5.5)
Sustaining capital expenditures (excludes capital lease payments)	$30.9	$13.8	$7.7	$5.1	$4.3	$14.9	$3.0
Development capital expenditures	$232.5	$51.7	$76.7	$56.4	$47.7	$231.5	$89.3
Total capital expenditures	$263.4	$65.5	$84.4	$61.5	$52.0	$246.4	$92.3
Free cash flow[1]	$(286.4)	$(53.9)	$(101.7)	$(65.3)	$(65.5)	$(294.4)	$(97.8)
Operational
•Silver and gold production in the fourth quarter totaled 1.3 million and 19,847 ounces, respectively, compared to 607,735 and 4,459 ounces in the prior period and 973,000 and 11,589 ounces in the fourth quarter of 2022. For the full year, silver production totaled 3.4 million ounces, which was just below 2023 guidance ranges of 3.5 - 4.5 million ounces, while gold production totaled 38,775 ounces and was within 2023 guidance ranges of 35,000 - 50,000 ounces
•Higher production during the quarter was primarily driven by the completion of the process plant in the third quarter and ounces recovered from the new leach pad from ore stacked throughout 2023
•During the fourth quarter, initial commissioning activities occurred on the primary crusher as part of the completed Rochester expansion. First ore to the pad was achieved during the month of January from the primary and secondary crusher. Commissioning activities continue on the pre-screen and tertiary circuit with ramp-up continuing through the first half of 2024
Financial
•Fourth quarter adjusted CAS1 figures in the table above and highlighted below exclude the impact of an LCM adjustment totaling approximately $17 million related to the net realizable value of metal and leach pad inventory due to higher operating costs exceeding the lower market value of ounces under leach at Rochester
•Fourth quarter adjusted CAS1 for silver and gold on a co-product basis totaled $19.33 and $1,564 per ounce, respectively, with significant reductions compared to the prior period largely driven by increased metal sales as well as lower operating costs due to lower crushing associated with X-Pit dismantling
•Full-year adjusted CAS1 for silver and gold on a co-product basis totaled $23.97 and $1,922 per ounce, respectively, compared to $25.74 and $2,268 per ounce in the prior period

•Capital expenditures increased 22% quarter-over-quarter to $66 million, bringing the full year total to $263 million compared to $246 million in the prior period, reflecting increased spending related to the Rochester expansion project
•Free cash flow1 in the fourth quarter and full-year totaled $(54) million and $(286) million, respectively, compared to $(102) million and $(294) million in the prior periods
Exploration
•Exploration investment increased 20% quarter-over-quarter to approximately $1 million ($0.2 million expensed and $0.4 million capitalized), while full-year investment decreased 68% year-over-year to roughly $2 million ($1 million expensed and $1 million capitalized)
•Exploration activities continued to focus on geologic logging, interpretation and geological modeling. A new geological model for East Rochester has been completed and re-logging campaigns have commenced at Lincoln Hill and Nevada Packard ahead of modeling
•Exploration drilling is expected to begin in the second quarter of 2024 with a focus on testing higher-grade structures outlined by the new geological model at East Rochester. Once the new geological model for Nevada Packard has been completed, a similar drill program will be undertaken at the project
Guidance
•Full-year 2024 production is expected to be 4.8 - 6.6 million ounces of silver and 37,000 - 50,000 ounces of gold. Production in 2024 is expected to increase after a slow first quarter due to commissioning and ramp-up in the first half of 2024
•With the commissioning and ramp-up of the Rochester expansion taking place during the first half of 2024, the Company has provided CAS guidance for the second half of 2024, which are expected to be $14.00 - $16.00 per silver ounce and $1,200 - $1,400 per gold ounce
•Capital expenditures are expected to be $50 - $70 million, which reflects fleet enhancements as part of the ramp-up of the newly expanded Rochester as well as sustaining capital

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Tons milled	651,576	177,382	167,950	152,907	153,337	700,346	183,410
Average gold grade (oz/t)	0.14	0.16	0.16	0.09	0.15	0.17	0.18
Average recovery rate	91.9%	92.3%	92.6%	90.9%	91.2%	92.5%	92.4%
Gold ounces produced	84,789	26,686	24,614	13,193	20,296	109,061	30,335
Gold ounces sold	84,671	25,980	24,516	13,273	20,902	108,972	30,863
Average realized price per gold ounce, gross	$1,987	$2,016	$1,956	$1,991	$1,983	$1,888	$1,942
Treatment and refining charges per gold ounce	$74	$58	$60	$142	$63	$36	$38
Average realized price per gold ounce, net	$1,913	$1,958	$1,896	$1,849	$1,920	$1,852	$1,904
Metal sales	$162.5	$51.2	$46.5	$24.6	$40.2	$202.5	$58.8
Costs applicable to sales[2]	$152.7	$37.9	$38.3	$39.1	$37.4	$155.7	$39.2
Adjusted CAS per AuOz[1]	$1,786	$1,441	$1,543	$2,927	$1,775	$1,420	$1,265
Prepayment, working capital cash flow	$—	$10.7	$(10.7)	$9.9	$(9.9)	$10.0	$9.6
Exploration expense	$7.9	$1.7	$2.9	$2.3	$1.0	$6.6	$2.2
Cash flow from operating activities	$4.0	$16.9	$(4.4)	$(3.7)	$(4.8)	$42.2	$20.8
Sustaining capital expenditures (excludes capital lease payments)	$53.3	$15.1	$15.8	$11.7	$10.7	$31.5	$7.7
Development capital expenditures	$—	$—	$—	$—	$—	$—	$—
Total capital expenditures	$53.3	$15.1	$15.8	$11.7	$10.7	$31.5	$7.7
Free cash flow[1]	$(49.3)	$1.8	$(20.2)	$(15.4)	$(15.5)	$10.7	$13.1
Operational
•Gold production in the fourth quarter totaled 26,686 ounces compared to 24,614 ounces in the prior period and 30,335 ounces in the fourth quarter of 2022. For the full year, gold production totaled 84,789 ounces and was on the high-end of 2023 guidance ranges of 81,000 - 85,000 ounces
•Higher production during the quarter was driven by increased tons milled due to improved performance in long-hole drilling, paste backfill and stope sequencing
Financial
•Fourth quarter adjusted CAS1 totaled $1,441 per ounce compared to $1,543 per ounce in the prior period, reflecting increased metal sales. Full-year adjusted CAS1 totaled $1,786 per ounce compared to $1,420 per ounce in 2022, largely driven by lower metal sales
•Capital expenditures decreased 4% quarter-over-quarter to $15 million. For the full year, capital expenditures increased 69% to $53 million primarily driven by increased capital development to support the ongoing multi-year exploration program aimed at extending mine life
•Free cash flow1 in the fourth quarter and full-year totaled $2 million and $(49) million, respectively, compared to $(20) million and $11 million in the prior periods
Exploration
•Exploration investment in the quarter totaled approximately $4 million ($2 million expensed and $2 million capitalized), compared to $6 million ($3 million expensed and $3 million capitalized) in the prior period. For the full year, exploration investment increased 57% to roughly $18 million ($8 million expensed and $10 million capitalized)
•Up to four underground drill rigs were focused on expansion and infill drilling at Elmira and Kensington during the quarter. Drilling on all targets is continuing to demonstrate the continuation of structures down dip and along strike

•Significant progress was made on structural modeling during the quarter with a district scale tectono-structural study undertaken. This new knowledge will be used for geological modeling and exploration targeting
•At Elmira, drilling indicates that mineralization continues through Elmira South (defined over 500 feet so far) with opportunity existing over a much longer strike length to the south. This concept will be tested in early 2024
•In the first quarter, the Company expects to continue drilling with four underground rigs focused on Elmira and Kensington
Guidance
•Full-year 2024 production is expected to be 92,000 - 106,000 gold ounces
•CAS1 in 2024 are expected to be $1,525 - $1,725 per gold ounce
•Capital expenditures are expected to be $44 - $56 million, of which approximately $23 - $29 million and $5 - $10 million is related to underground development and infill drilling, respectively, as part of the multi-year exploration program

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Ore tons placed	4,743,469	1,290,562	1,254,267	1,041,846	1,156,794	4,506,849	975,994
Average gold grade (oz/t)	0.026	0.027	0.023	0.022	0.032	0.021	0.024
Gold ounces produced	93,502	29,675	22,674	25,683	15,470	79,768	19,868
Silver ounces produced (000’s)	268	90	69	88	21	46	9
Gold ounces sold	93,348	29,537	23,049	25,117	15,645	79,469	20,428
Silver ounces sold (000’s)	266	86	74	82	24	47	17
Average realized price per gold ounce	$1,961	$1,982	$1,966	$1,946	$1,938	$1,874	$1,895
Metal sales	$189.5	$60.7	$47.1	$50.8	$30.9	$150.0	$39.0
Costs applicable to sales[2]	$114.7	$32.4	$31.0	$27.8	$23.5	$103.1	$28.9
Adjusted CAS per AuOz[1]	$1,152	$997	$1,267	$1,035	$1,466	$1,281	$1,393
Prepayment, working capital cash flow	$12.5	$—	$2.5	$10.0	$—	$—	$—
Exploration expense	$—	$—	$—	$—	$—	$—	$—
Cash flow from operating activities	$84.1	$28.9	$19.5	$33.8	$1.9	$33.0	$10.3
Sustaining capital expenditures (excludes capital lease payments)	$2.0	$1.3	$0.6	$0.1	$—	$1.5	$0.7
Development capital expenditures	$0.5	$0.2	$0.1	$0.1	$0.1	$1.6	$0.1
Total capital expenditures	$2.5	$1.5	$0.7	$0.2	$0.1	$3.1	$0.7
Free cash flow[1]	$81.6	$27.4	$18.8	$33.6	$1.8	$29.9	$9.6
Operational
•Gold production in the fourth quarter increased 31% quarter-over-quarter to 29,675 ounces. For the full year, gold production totaled 93,502 ounces, toward the high-end of 2023 guidance of 88,000 - 95,000 ounces
•Higher production during the quarter was largely driven by the timing of ounces placed on the leach pad in the prior quarter and early in the fourth quarter. Ore tons placed increased 3% during the quarter
Financial
•Adjusted CAS1 on a by-product basis decreased 21% quarter-over-quarter to $997 per ounce, largely driven by higher metal sales. Full-year adjusted CAS1 totaled $1,152 per ounce and was below the 2023 guidance range of $1,200 - $1,350

•Capital expenditures increased slightly quarter-over-quarter to $2 million
•Free cash flow1 in the fourth quarter and full year totaled $27 million and $82 million, respectively, compared to $19 million and $30 million in the prior periods. Higher free cash flow1 in the fourth quarter and full year was largely driven by higher metal sales and is a record free cash flow1 year for the site. Coeur has now generated cumulative free cash flow1 from Wharf of more than four times its original investment of approximately $99.5 million in February 2015
Exploration
•Exploration investment remained flat quarter-over-quarter. For the full year, the Company invested less than $1 million on exploration at Wharf
Guidance
•Full-year 2024 production is expected to be 86,000 - 96,000 gold ounces
•CAS1 in 2024 are expected to be $1,100 - $1,200 per gold ounce
•Capital expenditures are expected to be $5 - $7 million

Exploration
Coeur had 11 active rigs across all sites during the fourth quarter, for a total investment of approximately $14 million ($11 million expensed and $3 million capitalized), compared to roughly $16 million ($12 million expensed and $3 million capitalized) in the prior period.
For the full year, the Company invested approximately $41 million ($31 million expensed and $10 million capitalized) compared to roughly $48 million ($27 million expensed and $22 million capitalized) in 2022. Coeur has invested nearly $245 million in exploration over the last five years, which has resulted in significant additions to reserves and resources across the portfolio.
Exploration investment at the high-grade Silvertip polymetallic exploration project in British Columbia, Canada totaled approximately $6 million in the fourth quarter, bringing full-year investment to roughly $11 million, compared to $7 million and $10 million, respectively, in prior periods.
Drilling during the fourth quarter continued with two underground rigs focused on tracing the Southern Silver Zone chimney along strike to the southeast and down dip in addition to infill drilling at Saddle Zone. Visual results from the Southern Silver Zone drilling confirmed massive sulphide mineralization in all holes with results pending. Southern Silver Zone has been extended along strike by 150 meters and down dip by 160 meters.
The Company expects to invest $11 - $14 million in exploration in 2024 at Silvertip, which excludes $15 - $20 million related to underground mine development and supporting costs.
Across the Company, exploration investment in 2024 is expected to include $40 - $50 million of scout and expansion drilling (exploration expense) and $7 - $13 million on infill drilling (capitalized exploration). The key priorities this year are focused on building reserves and extending the life of mine at Kensington, testing higher grade structures at Rochester, commence building a significant pipeline of inferred resources at Palmarejo to potentially enable rapid reserve growth over the coming years, adding mineral reserves at Wharf, and continue increasing the mineral resource at Silvertip.

2024 Guidance
Gold and silver production is expected to increase compared to 2023, driven by the commissioning and ramp-up of the Rochester expansion. Overall cost guidance has increased compared to 2023 primarily driven by expected continued inflationary pressures on operating costs.
With the commissioning and ramp-up of the new Merrill-Crowe facility and three-stage crusher corridor at Rochester expected to be completed during the first half of 2024, the Company has elected to defer providing cost guidance at Rochester for that period. The below cost guidance for Rochester reflects the second half of 2024. Coeur expects to have an LCM adjustment at Rochester of roughly $10 - $15 million in the first quarter of 2024.
Additionally, the below exploration expense guidance excludes $15 - $20 million of underground mine development and support costs associated with Silvertip.

2024 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	95,000 - 103,000	5,900 - 6,700
Rochester	37,000 - 50,000	4,800 - 6,600
Kensington	92,000 - 106,000	—
Wharf	86,000 - 96,000	—
Total	310,000 - 355,000	10,700 - 13,300

2024 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$1,075 - $1,275	$16.50 - $17.50
Second Half 2024 Rochester (co-product)	$1,200 - $1,400	$14.00 - $16.00
Kensington	$1,525 - $1,725	—
Wharf (by-product)	$1,100 - $1,200	—

2024 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$116 - $158
Capital Expenditures, Development	$19 - $26
Exploration, Expensed	$40 - $50
Exploration, Capitalized	$7 - $13
General & Administrative Expenses	$36 - $40

Note: The Company’s guidance figures assume estimated prices of $2,000/oz gold and $23.75/oz silver as well as CAD of 1.25 and MXN of 17.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its fourth quarter and full-year 2023 financial results on February 22, 2024 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, Aoife McGrath, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through February 29, 2024.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        931 28 71

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, production growth, costs, capital expenditures, exploration and development efforts and plans, mine lives and expected extensions, the gold stream agreement at Palmarejo, closing of the transaction with Fresnillo, expectations, plans, costs and timing regarding the Rochester expansion project including anticipated throughput and timeline for commissioning and ramp-up, hedging strategies, anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that commissioning and ramp-up of the Rochester expansion project takes longer than expected or does not achieve planned performance, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, the risk that the Fresnillo transaction may not close, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2023.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.
4. As of December 31, 2023, Coeur had $30 million in outstanding letters of credit and $175 million in outstanding borrowings under its RCF. Future borrowing under the RCF may be subject to certain financial covenants.

Average Spot Prices

	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Average Gold Spot Price Per Ounce	$1,941	$1,971	$1,928	$1,976	$1,890	$1,800	$1,726
Average Silver Spot Price Per Ounce	$23.35	$23.20	$23.57	$24.13	$22.55	$21.73	$21.17
Average Zinc Spot Price Per Pound	$1.20	$1.13	$1.10	$1.15	$1.42	$1.58	$1.36
Average Lead Spot Price Per Pound	$0.97	$0.96	$0.98	$0.96	$0.97	$0.97	$0.95

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606

Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$61,633	$61,464
Receivables	31,035	36,333
Inventory	76,661	61,831
Ore on leach pads	79,400	82,958
Equity securities	—	32,032
Prepaid expenses and other	18,526	25,814
	267,255	300,432
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	1,688,288	1,389,755
Ore on leach pads	25,987	51,268
Restricted assets	9,115	9,028
Equity securities	—	12,120
Receivables	23,140	22,023
Other	67,063	61,517
TOTAL ASSETS	$2,080,848	$1,846,143
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$115,110	$96,123
Accrued liabilities and other	140,913	92,863
Debt	22,636	24,578
Reclamation	10,954	5,796
Liabilities held for sale	—	—
	289,613	219,360
NON-CURRENT LIABILITIES
Debt	522,674	491,355
Reclamation	203,059	196,635
Deferred tax liabilities	12,360	14,459
Other long-term liabilities	29,239	35,318
	767,332	737,767
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 386,282,957 issued and outstanding at December 31, 2023 and 295,697,624 at December 31, 2022	3,863	2,957
Additional paid-in capital	4,139,870	3,891,265
Accumulated other comprehensive income (loss)	1,331	12,343
Accumulated deficit	(3,121,161)	(3,017,549)
	1,023,903	889,016
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,080,848	$1,846,143

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2023	2022	2021
	In thousands, except per share data
Revenue	$821,206	$785,636	$832,828
COSTS AND EXPENSES
Costs applicable to sales(1)	632,896	606,530	511,539
Amortization	99,822	111,626	128,315
General and administrative	41,605	39,460	40,399
Exploration	30,962	26,624	51,169
Pre-development, reclamation, and other	54,636	40,647	44,567
Total costs and expenses	859,921	824,887	775,989
OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishment	3,437	—	(9,173)
Fair value adjustments, net	3,384	(66,668)	(543)
Interest expense, net of capitalized interest	(29,099)	(23,861)	(16,451)
Other, net	(7,463)	66,331	(27,036)
Total other income (expense), net	(29,741)	(24,198)	(53,203)
Income (loss) before income and mining taxes	(68,456)	(63,449)	3,636
Income and mining tax (expense) benefit	(35,156)	(14,658)	(34,958)
NET INCOME (LOSS)	$(103,612)	$(78,107)	$(31,322)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	(318)	37,445	22,783
Reclassification adjustments for realized (gain) loss on cash flow hedges	(10,694)	(23,890)	(12,859)
Other comprehensive income (loss)	(11,012)	13,555	9,924
COMPREHENSIVE INCOME (LOSS)	$(114,624)	$(64,552)	$(21,398)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$(0.30)	$(0.28)	$(0.13)

Diluted	$(0.30)	$(0.28)	$(0.13)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022	2021
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(103,612)	$(78,107)	$(31,322)
Adjustments:
Amortization	99,822	111,626	128,315
Accretion	16,381	14,850	12,897
Deferred taxes	(1,495)	(18,450)	(10,932)
Gain on debt extinguishment	(3,437)	—	9,173
Fair value adjustments, net	(3,384)	63,529	543
Stock-based compensation	11,361	10,030	13,660
Gain on the sale of Sterling/Crown	—	(62,249)	—
Loss on the sale of assets	25,197	—	—
Write-downs	40,247	45,978	38,596
Deferred revenue recognition	(25,468)	(15,887)	(16,226)
Other	3,215	542	911
Changes in operating assets and liabilities:
Receivables	933	4,452	(983)
Prepaid expenses and other current assets	(461)	240	489
Inventory and ore on leach pads	(47,592)	(51,448)	(27,628)
Accounts payable and accrued liabilities	55,581	510	(7,011)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	67,288	25,616	110,482
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(364,617)	(352,354)	(309,781)
Proceeds from the sale of assets	8,546	165,829	6,824
Purchase of investments	—	—	(1,955)
Sale of investments	47,611	40,469	935
Proceeds from notes receivable	5,000	—	—
Other	(239)	(107)	(99)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(303,699)	(146,163)	(304,076)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	168,964	147,408	—
Issuance of notes and bank borrowings, net of issuance costs	598,000	320,000	592,493
Payments on debt, finance leases, and associated costs	(528,541)	(338,721)	(430,101)
Other	(2,370)	(3,661)	(4,256)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	236,053	125,026	158,136
Effect of exchange rate changes on cash and cash equivalents	567	401	(423)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	209	4,880	(35,881)
Cash, cash equivalents and restricted cash at beginning of period	63,169	58,289	94,170
Cash, cash equivalents and restricted cash at end of period	$63,378	$63,169	$58,289

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Net income (loss)	$(103,612)	$(25,505)	$(21,109)	$(32,412)	$(24,586)	$(78,107)	$49,089
Interest expense, net of capitalized interest	29,099	7,396	7,402	6,912	7,389	23,861	8,191
Income tax provision (benefit)	35,156	8,485	6,097	9,866	10,708	14,658	(421)
Amortization	99,822	34,635	22,884	19,595	22,708	111,626	28,077
EBITDA	60,465	25,011	15,274	3,961	16,219	72,038	84,936
Fair value adjustments, net	(3,384)	1,245	2,010	3,922	(10,561)	66,668	1,396
Foreign exchange (gain) loss	459	353	(421)	(627)	1,154	850	(123)
Asset retirement obligation accretion	16,405	4,186	4,153	4,073	3,993	14,232	3,643
Inventory adjustments and write-downs	43,188	18,464	8,934	1,603	14,187	49,085	8,725
(Gain) loss on sale of assets and securities	25,197	12,547	19	12,622	9	(64,429)	(62,064)
RMC bankruptcy distribution	(1,516)	—	—	(1,516)	—	(1,651)	(1,651)
Value-added tax write-off	—	—	—		—	—	—
Loss on debt extinguishment	—	—	—		—	—
Gain on debt extinguishment	(3,437)	298	(774)	(2,961)	—		—
COVID-19 costs	111	20	14	21	56	1,739	155
Other adjustments	4,814	2,168	1,439	1,137	70	422	782
Adjusted EBITDA	$142,302	$64,292	$30,648	$22,235	$25,127	$138,954	$35,799
Revenue	$821,206	$262,090	$194,583	$177,235	$187,298	$785,636	$210,116
Adjusted EBITDA Margin	17%	25%	16%	13%	13%	18%	17%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Net income (loss)	$(103,612)	$(25,505)	$(21,109)	$(32,412)	$(24,586)	$(78,107)	$49,089
Fair value adjustments, net	(3,384)	1,245	2,010	3,922	(10,561)	66,668	1,396
Foreign exchange loss (gain)	1,994	(156)	5	154	1,991	1,648	458
(Gain) loss on sale of assets and securities	25,197	12,547	19	12,622	9	(64,429)	(62,064)
RMC bankruptcy distribution	(1,516)	—	—	(1,516)	—	(1,651)	(1,651)
Gain on debt extinguishment	(3,437)	298	(774)	(2,961)	—		—
COVID-19 costs	111	20	14	21	56	1,739	155
Other adjustments	4,814	2,168	1,439	1,137	70	422	782
Tax effect of adjustments	1,785	3,165	(223)	(1,120)	(37)	(15,349)	(5,616)
Adjusted net income (loss)	$(78,048)	$(6,218)	$(18,619)	$(20,153)	$(33,058)	$(89,059)	$(17,451)

Adjusted net income (loss) per share - Basic	$(0.23)	$(0.02)	$(0.05)	$(0.06)	$(0.11)	$(0.32)	$(0.06)
Adjusted net income (loss) per share - Diluted	$(0.23)	$(0.02)	$(0.05)	$(0.06)	$(0.11)	$(0.32)	$(0.06)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Cash flow from operations	$67,288	$65,277	$(2,383)	$39,397	$(35,003)	$25,616	$28,516
Capital expenditures	364,617	92,715	112,273	85,581	74,048	352,354	113,094
Free cash flow	$(297,329)	$(27,438)	$(114,656)	$(46,184)	$(109,051)	$(326,738)	$(84,578)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	2022	4Q 2022
Cash provided by (used in) operating activities	$67,288	$65,277	$(2,383)	$39,397	$(35,003)	$25,616	$28,516
Changes in operating assets and liabilities:
Receivables	(933)	726	478	913	(3,050)	(4,452)	(353)
Prepaid expenses and other	461	1,225	3,000	(4,260)	496	(240)	699
Inventories	47,592	(7,401)	18,620	18,738	17,635	51,448	8,798
Accounts payable and accrued liabilities	(55,581)	(14,490)	(5,528)	(61,708)	26,145	(510)	(18,022)
Operating cash flow before changes in working capital	$58,827	$45,337	$14,187	$(6,920)	$6,223	$71,862	$19,638

Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$230,018	$197,663	$178,564	$121,351	$4,018	$731,614
Amortization	(35,709)	(26,392)	(25,905)	(6,694)	(4,018)	(98,718)
Costs applicable to sales	$194,309	$171,271	$152,659	$114,657	$—	$632,896
Inventory Adjustments	(933)	(17,305)	(988)	(653)		(19,879)
By-product credit	—	—	(468)	(6,439)		(6,907)
Adjusted costs applicable to sales	$193,376	$153,966	$151,203	$107,565	$—	$606,110

Metal Sales
Gold ounces	99,043	38,449	84,671	93,348	—	315,511
Silver ounces	6,534,469	3,339,780		266,156	—	10,140,405
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	49%	48%	100%	100%
Silver	51%	52%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$957	$1,922	$1,786	$1,152		$1,355
Silver ($/oz)	$15.09	$23.97			$—	$18.10
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$60,345	$85,155	$46,207	$34,150	$858	$226,715
Amortization	(9,949)	(13,349)	(8,366)	(1,892)	(858)	(34,414)
Costs applicable to sales	$50,396	$71,806	$37,841	$32,258	$—	$192,301
Inventory Adjustments	(195)	(17,295)	(131)	(677)	—	(18,298)
By-product credit	—	—	(275)	(2,146)	—	(2,421)
Adjusted costs applicable to sales	$50,201	$54,511	$37,435	$29,435	$—	$171,582

Metal Sales
Gold ounces	24,849	19,174	25,980	29,538	—	99,541
Silver ounces	1,644,592	1,269,236	—	86,510	—	3,000,338
Zinc pounds	—	—	—	—	—	—
Lead pounds	—	—	—	—	—	—

Revenue Split
Gold	50%	55%	100%	100%
Silver	50%	45%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$1,564	$1,441	$997		$1,225
Silver ($/oz)	$15.26	$19.33			$—	$17.03
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$57,083	$34,708	$45,180	$32,614	$919	$170,504
Amortization	(9,024)	(4,176)	(6,894)	(1,588)	(919)	(22,601)
Costs applicable to sales	$48,059	$30,532	$38,286	$31,026	$—	$147,903
Inventory Adjustments	(328)	(7,788)	(411)	(16)	—	(8,543)
By-product credit	—	—	(57)	(1,802)	—	(1,859)
Adjusted costs applicable to sales	$47,731	$22,744	$37,818	$29,208	$—	$137,501

Metal Sales
Gold ounces	26,018	4,432	24,516	23,049	—	78,015
Silver ounces	1,533,975	606,083	—	73,677	—	2,213,735
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	37%	100%	100%
Silver	50%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$917	$1,899	$1,543	$1,267		$1,273
Silver ($/oz)	$15.56	$23.64			$—	$17.85
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$54,608	$29,717	$43,950	$29,634	$1,021	$158,930
Amortization	(8,017)	(3,649)	(4,801)	(1,805)	(1,021)	(19,293)
Costs applicable to sales	$46,591	$26,068	$39,149	$27,829	$—	$139,637
Inventory Adjustments	(209)	(1,215)	(239)	77	—	(1,586)
By-product credit	—	—	(63)	(1,922)	—	(1,985)
Adjusted costs applicable to sales	$46,382	$24,853	$38,847	$25,984	$—	$136,066

Metal Sales
Gold ounces	22,207	6,493	13,273	25,117	—	67,090
Silver ounces	1,560,743	694,657	—	82,013	—	2,337,413
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	49%	43%	100%	100%
Silver	51%	57%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,023	$1,646	$2,927	$1,035		$1,464
Silver ($/oz)	$15.16	$20.39			$—	$16.77
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$57,984	$48,083	$43,226	$24,953	$1,221	$175,467
Amortization	(8,719)	(5,218)	(5,844)	(1,409)	(1,221)	(22,411)
Costs applicable to sales	$49,265	$42,865	$37,382	$23,544	$—	$153,056
Inventory Adjustments	(201)	(13,474)	(207)	(38)	—	(13,920)
By-product credit	—	—	(74)	(570)		(644)
Adjusted costs applicable to sales	$49,064	$29,391	$37,101	$22,936	$—	$138,492

Metal Sales
Gold ounces	25,970	8,349	20,902	15,645	—	70,866
Silver ounces	1,795,159	769,804	—	23,956	—	2,588,919
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	49%	47%	100%	100%
Silver	51%	53%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$926	$1,655	$1,775	$1,466		$1,381
Silver ($/oz)	$13.94	$20.24			$—	$15.83
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$218,008	$187,792	$194,757	$111,310	$4,912	$716,779
Amortization	(35,432)	(22,626)	(39,032)	(8,247)	(4,912)	(110,249)
Costs applicable to sales	$182,576	$165,166	$155,725	$103,063	$—	$606,530
Inventory Adjustments	(599)	(9,232)	(401)	(217)		(10,449)
By-product credit	—	—	(634)	(1,083)		(1,717)
Adjusted costs applicable to sales	$181,977	$155,934	$154,690	$101,763	$—	$594,364

Metal Sales
Gold ounces	107,157	34,370	108,972	79,469	—	329,968
Silver ounces	6,695,454	3,028,986	—	47,284	—	9,771,724
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	52%	50%	100%	100%
Silver	48%	50%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$883	$2,268	$1,420	$1,281		$1,300
Silver ($/oz)	$13.05	$25.74			$—	$17.00
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$55,325	$50,211	$49,887	$30,716	$1,133	$187,272
Amortization	(8,281)	(6,034)	(10,672)	(1,748)	(1,133)	(27,868)
Costs applicable to sales	$47,044	$44,177	$39,215	$28,968	$—	$159,404
Inventory Adjustments	103	(8,429)	(103)	(106)	—	(8,535)
By-product credit	—	—	(59)	(413)	—	(472)
Adjusted costs applicable to sales	$47,147	$35,748	$39,053	$28,449	$—	$150,397

Metal Sales
Gold ounces	25,252	11,646	30,863	20,428	—	88,189
Silver ounces	1,490,444	974,810	—	17,387	—	2,482,641
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	55%	52%	100%	100%
Silver	45%	48%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,027	$1,596	$1,265	$1,393		$1,270
Silver ($/oz)	$14.23	$17.60			$—	$15.57
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for 2024 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$258,870	$129,322	$199,980	$108,330
Amortization	(37,130)	(36,990)	(33,530)	(6,330)
Costs applicable to sales	$221,740	$92,332	$166,450	$102,000
By-product credit	—	—	—	(2,550)
Adjusted costs applicable to sales	$221,740	$92,332	$166,450	$99,450

Metal Sales
Gold ounces	100,350	28,130	103,790	90,000
Silver ounces	6,516,830	3,927,890		105,920

Revenue Split
Gold	51%	38%	100%	100%
Silver	49%	62%

Adjusted costs applicable to sales
Gold ($/oz)	$1,075 - $1,275	$1,200 - $1,400	$1,525 - $1,725	$1,100 - $1,200
Silver ($/oz)	$16.50 - $17.50	$14.00 - $16.00

Reconciliation of Costs Applicable to Sales for 2023 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$232,269	$181,642	$114,698
Amortization	(36,538)	(26,295)	(6,330)
Costs applicable to sales	$195,731	$155,347	$108,368
By-product credit	—	(193)	(5,288)
Adjusted costs applicable to sales	$195,731	$155,154	$103,080

Metal Sales
Gold ounces	99,719	83,310	89,109
Silver ounces	6,558,482		221,306

Revenue Split
Gold	49%	100%	100%
Silver	51%

Adjusted costs applicable to sales
Gold ($/oz)	$900 - $1,050	$1,850 - $1,950	$1,200 - $1,350
Silver ($/oz)	$14.25 - $15.25